EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES REPORTS SECOND QUARTER RESULTS

Bensalem, PA, August 26, 2009 – Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three and six month periods ended August 1, 2009.

Recent Developments
•
On August 13, 2009, Charming Shoppes announced it had entered into an agreement for the sale of its credit card receivables program to Alliance Data Systems Corporation, and expects to receive net cash proceeds of approximately $110 million related to the transaction at closing. Charming Shoppes and Alliance Data have also entered into a ten-year operating agreement for the servicing of Charming Shoppes' private label credit card receivables program. The benefits of the transaction include the removal of financing risk associated with the credit card receivable securitization program and the credit risk of the underlying credit card portfolio.  The Company expects the transaction to be non-dilutive, and to close before the end of the year, subject to attaining certain customary regulatory approvals.

•	On August 3, 2009, Charming Shoppes announced it had entered into a three-year loan agreement through July 2012 for a new senior secured revolving credit facility in the amount of $225 million.

Results for the quarter, compared to the same quarter of the prior year, include:
•	A net sales decrease of $121.4 million or 18.7%, reflecting a 14% decrease in comparable store sales and the impact of net store closings. Same store inventories decreased 18%;
•
Gross Profit was $263.9 million in the quarter, a decrease of $39.0 million, related to lower net sales, and somewhat offset by improvement in gross margin.  Gross margin improved 330 basis points to 50.0% of sales, compared to 46.7% in the year ago period;

•	Decreases in total operating expenses (excluding restructuring charges) of $39.5 million or 13.5%;
•
Income from operations was $10.3 million, excluding restructuring charges of $7.8 million, reflecting a year over year increase of 5.7% compared to income from operations of $9.8 million, excluding restructuring charges of $14.9 million, in the prior year period (refer to GAAP to non-GAAP reconciliation, below);

•
Net income was $5.0 million in the quarter, or $0.04 per diluted share, compared to a net loss of $(10.7) million or $(0.09) per diluted share in the year ago period.  The current year’s results include restructuring charges offset by a gain on the repurchase of debt; the prior year’s results include restructuring charges and a loss from discontinued operations.

•	Total liquidity was $316 million, including $117 million in cash and $199 million of net availability on the Company’s undrawn committed line of credit;
•
The repurchase of $38.2 million face value of the Company’s 1.125% Convertible Notes due 2014 (the “Notes”) during the quarter, at a cost of $21.0 million.  In aggregate, as of August 25, 2009, the Company has repurchased $51.7 million of Notes at a cost of $26.6 million.

Jim Fogarty, President and Chief Executive Officer of Charming Shoppes, Inc. said, “In August, we were pleased to announce the completion of two key initiatives - the signing of an agreement to sell our credit card business and the completion of our revolver refinancing.  In addition, last week, we launched brand new websites at lanebryant.com, fashionbug.com, and catherines.com. The new online stores represent fresh and upgraded e-commerce platforms to support our core brands.

Fogarty continued, “Our consolidated results for the quarter continued to reflect a difficult retail environment, delivering both disappointing comparable store sales and earning power.  Our sales reflected negative but generally improving comps to last quarter at our Lane Bryant and Catherines brands, as we made progress on more balanced and compelling assortments.  Our Fashion Bug brand had a difficult second quarter with spring and summer assortments that were not compelling to our consumer; however, our assortments did not yet reflect our new product leadership.  On profitability for the quarter, we were able to offset volume declines with disciplined inventory management, gross margin improvement, and reductions in both SG&A and Occupancy expense.  Finally, we are positioned for the third quarter with much less seasonal carry-over inventory than in the prior year.

“We are focused on continuing improvements in our Lane Bryant and Catherines businesses and on stabilizing our Fashion Bug brand.  Further, we remain committed to our five key priorities:
•	Focus on the Consumer;
•	Stabilize and Begin to Grow Profitable Revenue;
•	Increase EBITDA;
•	Increase Cash Flow, and;
•	Employee Empowerment with Accountability.”

Beginning with the three and six month periods ended August 1, 2009, the Company has changed its financial statement presentation to report Cost of Goods Sold, Occupancy and Buying, and Depreciation and Amortization separately.

Additionally, the Company’s fiscal year designations will now be aligned with the calendar years.  Results for the current fiscal year ending January 30, 2010 are reported as Fiscal Year 2009.  Results for the last fiscal year ended January 31, 2009 refer to Fiscal Year 2008, and so forth.

Second Quarter Consolidated Results
•
Net sales from continuing operations for the three months ended August 1, 2009 decreased $121.4 million or 18.7% to $527.2 million, compared to $648.6 million for the three months ended August 2, 2008.  The decrease in sales was primarily as a result of a comparable store sales decrease of 14% and the impact of 120 store closings and 21 store openings during the last four quarters.  Comparable store sales declined 13%, 18% and 9% at the Company’s Lane Bryant, Fashion Bug and Catherines brands, respectively.

•
Gross Profit decreased $39.0 million or 12.9% to $263.9 million in the second quarter, compared to $302.8 million in the same quarter last year, primarily related to lower sales volumes, somewhat offset by improvement in the gross margin rate.  Gross margin improved by 330 basis points to 50.0% for the quarter ended August 1, 2009, compared to 46.7% for the quarter ended August 2, 2008, as a result of lean inventories and reduced markdowns on spring and summer seasonal merchandise.

•	Occupancy and Buying expense decreased $5.5 million, or 5.2%, related to the operation of fewer stores and occupancy reductions secured, somewhat offset by increases in buying costs.

•
Selling, general and administrative expense decreased $30.2 million or 18.4% to $134.3 million in the second quarter, compared to $164.5 million in the same quarter last year, primarily related to expense reduction initiatives and the closing of under-performing stores.  SG&A expense, as a percent of sales, was 25.5% and essentially flat year over year.

•
Depreciation and Amortization expense decreased $3.8 million or 16.5% to $19.2 million in the quarter, compared to $23.0 million in the same quarter last year, primarily related to operating fewer stores than in the year ago period.  D&A expense, as a percent of sales, was 3.6% and essentially flat year over year.

•
Restructuring charges of $7.8 million recorded during the quarter ended August 1, 2009 primarily represented costs related to the Company’s transformational initiatives and accelerated depreciation on discontinued or divested catalog businesses.  $3.3 million of these charges were non-cash charges.  Restructuring charges of $14.9 million recorded during the quarter ended August 2, 2008 primarily included charges related to the severance agreement between Charming Shoppes and its former Chief Executive Officer and to previously announced consolidation and streamlining initiatives.

•
Income from operations was $10.3 million, excluding restructuring charges of $7.8 million, and represented a 5.7% year over year increase on an 18.7% sales decline.  The prior year period was $9.8 million, excluding restructuring charges of $14.9 million. (Refer to GAAP to non-GAAP reconciliation, below.)

 ~~•~~ 	The Company’s interest expense of $4.5 million included $2.6 million of non-cash interest expense, related to the adoption of FSP APB 14-1 during the first quarter of the current fiscal year.
 ~~•~~
The tax provision for the second quarter primarily represents certain state and foreign income taxes, as well as required deferred taxes, due to the Company continuing to have a valuation allowance recorded against its net deferred tax assets.

•
Net income was $5.0 million, or $0.04 per diluted share, compared to a net loss of $(10.7) million or $(0.09) per diluted share in the year ago period.  The current year’s results include restructuring charges offset by a gain on the repurchase of debt; the prior year’s results include restructuring charges of $14.9 million ($9.3 million, after-tax) or $(0.08) per diluted share and a loss from discontinued operations of $5.2 million or $(0.05) per diluted share.

Commenting on the quarter and the Company’s liquidity, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “Effective with today’s quarterly report, we have changed the presentation of our financial statements to provide additional detail about our operating performance.  This change is intended to improve transparency and disclosure.

 “Our balance sheet remained strong, and our total liquidity increased to $316 million.  Our strong liquidity allowed us to opportunistically repurchase $38.2 million of Notes at a 45% discount for a cash purchase price of $21.0 million.  Our liquidity at the end of the quarter includes $117 million in cash and net availability of $199 million on our fully committed and undrawn $225 million line of credit.  We remain vigilant in the management of our inventories and operating expenses, and continue to take a conservative planning approach during this difficult economic environment.”

For the six months ended August 1, 2009, the Company reported a loss from continuing operations of $(1.6) million or $(0.01) per diluted share, which includes net charges of $(0.04) per diluted share related to restructuring charges and a gain on the repurchase of debt.  This compares to a loss from continuing operations for the six months ended August 2, 2008 of $(6.5) million or $(0.06) per diluted share, which included restructuring charges of $(0.10) per diluted share.  Non-cash interest expense, related to the adoption of FSP APB 14-1, represented $(0.05) per diluted share in the six month period ended August 1, 2009 and $(0.03) per diluted share in the six month period ended August 2, 2008.

Sales results for the three month periods ended August 1, 2009 and August 2, 2008 were:

	Net Sales for the Three Months Ended 8/1/09 ($ in millions)	Net Sales for the Three Months Ended 8/2/08 ($ in millions)	Total Net Sales Change (%)	Comparable Store Sales Change for the Three Months Ended 8/1/09
Lane Bryant Stores(1)	$246.9	$285.4	-13%	-13%
Fashion Bug Stores	189.4	246.9	-23%	-18%
Catherines Stores	77.1	83.6	-8%	-9%
Catalog Sales	6.3	22.5	-72%	NA
Other(2)	7.5	10.2	-26%	NA
Consolidated	$527.2	$648.6	-19%	-14%

(1) Includes Lane Bryant Outlet Stores;
(2) Includes Petite Sophisticate Retail and Outlet Stores, Corporate and Other.

Sales results for the six month periods ended August 1, 2009 and August 2, 2008 were:

	Net Sales for the Six Months Ended 8/1/09 ($ in millions)	Net Sales for the Six Months Ended 8/2/08 ($ in millions)	Total Net Sales Change (%)	Comparable Store Sales Change for the Six Months Ended 8/1/09
Lane Bryant Stores(1)	$500.7	$582.4	-14%	-14%
Fashion Bug Stores	368.1	468.8	-21%	-16%
Catherines Stores	155.9	170.0	-8%	-9%
Catalog Sales	25.8	49.5	-48%	NA
Other (2)	14.8	19.3	-23%	NA
Consolidated	$1,065.3	$1,290.0	-17%	-14%

(1) Includes Lane Bryant Outlet Stores;
(2) Includes Petite Sophisticate Retail and Outlet Stores, Corporate and Other.

Charming Shoppes, Inc. will host its second quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following the conference call on Wednesday, August 26, 2009.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At August 1, 2009, Charming Shoppes, Inc. operated 2,258 retail stores in 48 states under the names LANE BRYANT®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, and PETITE SOPHISTICATE OUTLET®.  The Company also operates the Figi's Gifts in Good Taste catalog, specializing in holiday fare, gift-giving convenience, and exclusive and personalized items.  During the six months ended August 1, 2009 the Company opened 8, relocated 6, and closed 51 retail stores.  The Company ended the period with 881 Lane Bryant and Lane Bryant Outlet stores, 868 Fashion Bug and Fashion Bug Plus stores, 465 Catherines stores, and 44 Petite Sophisticate Outlet stores, comprising approximately 14,801,000 square feet of leased space.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
For the Three and Six Months Ended August 1, 2009 and August 2, 2008*
	3 Months Ended 8/1/09 $ in millions (pre-tax)	3 Months Ended 8/2/08 $ in millions (pre-tax)	6 Months Ended 8/1/09 $ in millions (pre-tax)	6 Months Ended 8/2/08 $ in millions (pre-tax)
Income/(Loss) from operations, on a GAAP basis	$2.5	$(5.2)	$1.3	$(1.4)
Impact of restructuring charges	7.8	14.9	16.5	18.6
Income from operations, on a non-GAAP basis	$10.3	$9.8	$17.8	$17.2

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude one-time charges, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

The Company plans to report its sales and operating results for the three and nine months ending October 31, 2009 on Wednesday, December 2, 2009.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to consummate our announced transaction with Alliance Data, the failure to continue receiving financing at an affordable cost through the availability of our credit card securitization facilities and through the availability of credit we receive from our bankers, suppliers and their agents, the failure to realize the benefits from the sale of our credit card program to, and the operation of our credit card program by, our third-party provider, the failure to consummate our identified strategic alternatives for our non-core assets, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans and store closing plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to effectively implement the Company's plans for the transformation of its brands to a vertical specialty store model, the failure to achieve increased profitability through the adoption by the Company's brands of a vertical specialty store model, the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009, our report on Form 8-K dated June 19, 2009, our Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

					2nd Quarter
			2nd Quarter		Ended
			Ended		Aug. 2
	Percent		Aug. 1	Percent	2008	Percent
(in thousands, except per share amounts)	Change		2009	of Sales (a)	(as adjusted)	of Sales (a)

Net sales	(18.7	) %	$527,217	100.0%	$648,616	100.0%

Cost of goods sold	(23.8)		263,358	50.0	345,786	53.3
Gross profit	(12.9)		263,859	50.0	302,830	46.7

Occupancy and buying	(5.2)		100,084	19.0	105,620	16.3
Selling, general, and administrative	(18.4)		134,279	25.5	164,469	25.4
Depreciation and amortization (b)	(16.5)		19,192	3.6	22,988	3.5
Restructuring charges (c)	(48.0)		7,768	1.5	14,945	2.3
Total operating expenses	(15.2)		261,323	49.6	308,022	47.5

Income/(loss) from operations	148.8		2,536	0.5	(5,192)	(0.8)

Other income, principally interest	(64.3)		283	0.1	792	0.1
Gain on repurchase of debt	n/a		7,313	1.4	0	0.0
Non-cash interest expense (d)	(6.7)		(2,550)	(0.5)	(2,733)	(0.4)
Interest expense	(8.3)		(1,935)	(0.4)	(2,109)	(0.3)

Income/(loss) from continuing operations before income taxes	161.1		5,647	1.1	(9,242)	(1.4)
Income tax provision/(benefit)	(117.9)		664	0.1	(3,719)	(0.6)

Income/(loss) from continuing operations	190.2		4,983	0.9	(5,523)	(0.9)

Loss from operations of discontinued component (including
reduction of loss on disposal of $980), net of tax (e)	n/a		0	0.0	(5,153)	(0.8)

Net income/(loss)	146.7%		$4,983	0.9%	$(10,676)	(1.6	) %

Income/(loss) per share:
Basic:
Income/(loss) from continuing operations			$0.04		$(0.05)
Loss from discontinued operations, net of tax			0.00		(0.05)
Net income/(loss) (a)			$0.04		$(0.09)
Weighted average shares and equivalents outstanding			115,612		114,342

Diluted:
Income/(loss) from continuing operations			$0.04		$(0.05)
Loss from discontinued operations, net of tax			0.00		(0.05)
Net income/(loss) (a)			$0.04		$(0.09)
Weighted average shares and equivalents outstanding			118,931		114,342

(a) Results may not add due to rounding.

(b)			Includes net loss from disposal of capital assets and excludes amortization of deferred financing fees included as a component of interest expense.

(c)
Fiscal 2009 costs are related to our multi-year transformational initiatives and non-cash accelerated depreciation related to fixed assets retained from the sale of the non-core misses apparel catalog business; the shutdown of Lane Bryant Woman catalog; and the outsourcing of our e-commerce platform. Fiscal 2008 costs represent primarily severance for our former CEO in addition to lease termination charges, relocation charges and accelerated depreciation related to the consolidation and streamlining initiatives announced during the 4th Quarter of Fiscal 2007.

(d)
The Company adopted FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)" on February 1, 2009, which required retrospective application. Accordingly, the Company's operating results since the issuance of the Senior Convertible Notes in Fiscal 2007 and future operating results until maturity will reflect additional non-cash interest expense.

(e)
Loss from operations of discontinued component for the 2nd Quarter of Fiscal 2008 represents the results of operations and reduction of estimated loss on disposal, net of taxes of $2,624, related to the planned sale of the non-core misses apparel catalog businesses.

CHARMING SHOPPES, INC.
(Unaudited)

						Six Months
			Six Months			Ended
			Ended			Aug. 2
	Percent		Aug. 1	Percent		2008	Percent
(in thousands, except per share amounts)	Change		2009	of Sales (a)		(as adjusted)	of Sales (a)

Net sales	(17.4	) %	$1,065,353	100.0%		$1,289,962	100.0%

Cost of goods sold	(22.2)		513,919	48.2		660,213	51.2
Gross profit	(12.4)		551,434	51.8		629,749	48.8

Occupancy and buying	(4.6)		202,640	19.0		212,348	16.5
Selling, general, and administrative	(16.8)		291,781	27.4		350,781	27.2
Depreciation and amortization (b)	(20.7)		39,274	3.7		49,499	3.8
Restructuring charges (c)	(11.2)		16,473	1.5		18,556	1.4
Total operating expenses	(12.8)		550,168	51.6		631,184	48.9

Income/(loss) from operations	188.2		1,266	0.1		(1,435)	(0.1)

Other income, principally interest	(63.2)		481	0.0		1,307	0.1
Gain on repurchase of debt	n/a		11,564	1.1		0	0.0
Non-cash interest expense (d)	0.3		(5,434)	(0.5)		(5,417)	(0.4)
Interest expense	(7.2)		(4,071)	(0.4)		(4,386)	(0.3)

Income/(loss) from continuing operations before income taxes	138.3		3,806	0.4		(9,931)	(0.8)
Income tax provision/(benefit)	(255.7)		5,384	0.5		(3,459)	(0.3)

Income/(loss) from continuing operations	75.6		(1,578)	(0.1)		(6,472)	(0.5)

Loss from operations of discontinued component (including loss
on disposal of $38,190), net of tax (e)	n/a		0	0.0		(51,047)	(4.0)

Net income/(loss)	97.3%		$(1,578)	(0.1	) %	$(57,519)	(4.5	) %

Income/(loss) per share:
Basic:
Income/(loss) from continuing operations			$(0.01)			$(0.06)
Loss from discontinued operations, net of tax			0.00			(0.45)
Net income/(loss) (a)			$(0.01)			$(0.50)
Weighted average shares and equivalents outstanding			115,396			114,465

Diluted:
Income/(loss) from continuing operations			$(0.01)			$(0.06)
Loss from discontinued operations, net of tax			0.00			(0.45)
Net income/(loss) (a)			$(0.01)			$(0.50)
Weighted average shares and equivalents outstanding			115,396			114,465

(a) Results may not add due to rounding.

(b)			Includes net loss from disposal of capital assets and excludes amortization of deferred financing fees included as a component of interest expense.

(c)
Fiscal 2009 costs are related to our multi-year transformational initiatives and non-cash accelerated depreciation related to fixed assets retained from the sale of the non-core misses apparel catalog business; the shutdown of Lane Bryant Woman catalog; and the outsourcing of our e-commerce platform. Fiscal 2008 costs represent primarily severance for our former CEO in addition to lease termination charges, relocation charges and accelerated depreciation related to the consolidation and streamlining initiatives announced during the 4th Quarter of Fiscal 2007.

(d)
The Company adopted FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)" on February 1, 2009, which required retrospective application. Accordingly, the Company's operating results since the issuance of the Senior Convertible Notes in Fiscal 2007 and future operating results until maturity will reflect additional non-cash interest expense.

(e)
Loss from operations of discontinued component for the Six Months ended Aug. 2, 2008 represents the results of operations and estimated loss on disposal, net of taxes of $12,698, related to the planned sale of the non-core misses apparel catalog businesses.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 1,	January 31,
(In thousands, except share amounts)	2009	2009
		(As Adjusted)

ASSETS
Current assets
Cash and cash equivalents	$116,699	$93,759
Available-for-sale securities	400	6,398
Accounts receivable, net of allowances of $2,362 and $6,018	3,359	33,300
Investment in asset-backed securities	100,358	94,453
Merchandise inventories	259,473	268,142
Deferred taxes	3,439	3,439
Prepayments and other	173,352	155,430
Total current assets	657,080	654,921

Property, equipment, and leasehold improvements – at cost	1,072,785	1,076,972
Less accumulated depreciation and amortization	726,478	693,796
Net property, equipment, and leasehold improvements	346,307	383,176

Trademarks and other intangible assets	187,132	187,365
Goodwill	23,436	23,436
Other assets	28,251	28,243
Total assets	$1,242,206	$1,277,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$121,165	$99,520
Accrued expenses	152,031	166,631
Current portion – long-term debt	6,483	6,746
Total current liabilities	279,679	272,897

Deferred taxes	47,885	46,197
Other non-current liabilities	180,062	188,470
Long-term debt, net of debt discount of $54,459 and $72,913	196,257	232,722

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 154,041,918 shares and 153,482,368 shares	15,404	15,348
Additional paid-in capital	501,579	498,551
Treasury stock at cost – 38,491,692 shares	(347,764)	(347,730)
Accumulated other comprehensive income	0	5
Retained earnings	369,104	370,681
Total stockholders’ equity	538,323	536,855
Total liabilities and stockholders’ equity	$1,242,206	$1,277,141

Amounts are preliminary and subject to reclassifications and adjustments

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
	August 1,	August 2,
(In thousands)	2009	2008
		(As Adjusted)

Operating activities
Net loss	$(1,578)	$(57,519)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	40,501	50,382
Stock-based compensation	2,974	5,014
Net loss/(gain) from disposition of capital assets	237	(1,066)
Net loss/(gain) from securitization activities	178	(83)
Accretion of discount on 1.125% Senior Convertible Notes	5,434	5,417
Estimated loss on disposition of discontinued operations	0	42,768
Deferred income taxes	1,691	(2,091)
Gain on repurchases of 1.125% Senior Convertible Notes	(11,564)	0
Write-down of deferred taxes related to stock-based compensation	0	(1,333)
Write-down of capital assets	7,128	2,217
Changes in operating assets and liabilities
Accounts receivable, net	29,941	29,995
Merchandise inventories	8,669	95
Accounts payable	21,645	32,242
Prepayments and other	(23,053)	4,054
Accrued expenses and other	(24,790)	1,425
Net cash provided by operating activities	57,413	111,517

Investing activities
Investment in capital assets	(9,766)	(38,459)
Proceeds from sales of capital assets	1,219	4,813
Gross purchases of securities	(1,698)	(3,489)
Proceeds from sales of securities	8,588	10,719
Decrease in other assets	3,354	459
Net cash provided/(used) by investing activities	1,697	(25,957)

Financing activities
Proceeds from long term borrowings	0	108
Repayments of long-term borrowings	(3,448)	(4,579)
Repurchases of 1.125% Senior Convertible Notes	(26,617)	0
Net payments for settlements of hedges on convertible notes	(31)	0
Payments of deferred financing costs	(6,328)	(46)
Purchases of treasury stock	0	(10,969)
Net proceeds/(payments) from shares issued under employee stock plans	254	(62)
Net cash used by financing activities	(36,170)	(15,548)

Increase in cash and cash equivalents	22,940	70,012
Cash and cash equivalents, beginning of period	93,759	61,842
Cash and cash equivalents, end of period	$116,699	$131,854

Non-cash financing and investing activities
Assets acquired through capital leases	$0	$5,959

Amounts are preliminary and subject to reclassifications and adjustments